EXHIBIT 99.1

SAGENT ANNOUNCES Q2 2003 FINANCIAL RESULTS

MOUNTAIN VIEW, Calif.—August 14, 2003—Sagent (Nasdaq OTCBB: SGNT.OB), a leading provider of enterprise business intelligence solutions, today announced its financial results for the second quarter ended June 30, 2003.

Sagent’s total revenue for the second quarter of 2003 was $7.6 million, compared with $7.4 million for the first quarter of 2003 and $9.2 million for the second quarter of 2002. Sagent’s license revenue for the second quarter of 2003 totaled $4.0 million, compared with $3.9 million on a sequential basis and $4.8 million reported a year earlier.

Net loss for the second quarter of 2003 was $2.1 million, or a loss of $0.04 per basic and diluted share. This compared with a net loss of $4.6 million or a loss of $0.10 per basic and diluted share for the first quarter of 2003 and a net loss of $6.6 million, or $0.14 per share, for the second quarter of 2002.

For the six months ended June 30, 2003, Sagent’s total revenue was $15.0 million, compared with $20.5 million for the same period of 2002. Net loss for the six months ended June 30, 2003 was $6.7 million, or a loss of $0.14 per basic and diluted share, compared with a loss of $10.3 million or a loss of $0.22 per basic and diluted share.

At June 30, 2003, Sagent’s cash and cash equivalents, including restricted cash, were $4.9 million, compared with $10.6 million at December 31, 2002.

As previously announced, on April 15, 2003, Sagent and Group 1 Software, Inc. (“Group 1”) entered into an Asset Purchase Agreement, as described more fully in the exhibit to a Form 8-K filed with the SEC on April 16, 2003. Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 will pay up to $17 million to Sagent in exchange for substantially all of the assets of Sagent. Group 1’s board of directors approved the transaction on May 7, 2003. Subject to the approval of Sagent’s stockholders, the sale of assets is expected to be completed in the third quarter of 2003. Sagent intends to wind up its business in accordance with applicable law following the closing of the asset sale, and thereafter effect a complete liquidation and dissolution.

Additional Information

In connection with the proposed sale of assets to Group 1, and the subsequent liquidation and distribution to its stockholders, Sagent has filed a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC) setting September 30, 2003 as of the meeting date for the special stockholders meeting for stockholders as of the record date of August 6, 2003. Stockholders of Sagent are urged to read the proxy statement any other relevant documents filed with the SEC because they contain important information. Investors and security holders can obtain free copies of the proxy statement and other relevant documents by contacting Sagent Technology, Inc., 800 West El Camino Real Suite 300, Mountain View, CA 94040. In addition, documents filed with the SEC by Sagent will be available free of charge at the SEC’s web site at www.sec.gov.

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Cautionary Statement

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to timing of the closing of the proposed sale of assets and the subsequent liquidation and distribution. These statements are neither promises or guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth or reflected in the forward looking statements, including, without limitation: the risk that the sale of assets may not be consummated in a timely manner, on the terms described above, or at all; changes in the value of the assets and liabilities transferred to Group 1 and retained by Sagent; changes in Sagent’s business and financial condition; future claims, liabilities and expenses incurred by Sagent; the discretion of Sagent’s stockholders to approve the transaction; delays in distributions to Sagent stockholders and reduced distributions due to unexpected liabilities and the inability to settle obligations to creditors; delays in distributions due to the timing of sales of our non-cash assets, claim settlements with creditors and the amounts paid out under warranty claims; and inadequate contingency reserves. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this report.

About Sagent

Sagent’s patented technology fundamentally changes the way that data warehouses are built and accessed. Sagent’s unique data flow server enables business users to easily extend the structure of a data warehouse with new analytics that support immediate business needs. This technology is at the core of Sagent’s ETL, EII and business intelligence solutions, as well as multiple partner solutions that address the needs of specific vertical and functional application areas. Sagent has more than 1,500 customers worldwide, including: AT&T, Boeing Employees Credit Union, BP Amoco, Carrefour, Citibank, Diageo, Heineken, Kawasaki, Kemper National Insurance, La Poste, NTT-DoCoMo, Siemens, and Singapore Telecom. Key partners include Advent Software, Cap Gemini Ernst & Young, HAHT Commerce, Hyperion, Microsoft, Satyam, Sun Microsystems, and Unisys. Sagent is headquartered in Mountain View, California. For more information about Sagent, please visit www.sagent.com.

Editor’s Note:    Sagent and Centrus are trademarks of Sagent Technology Inc. All other trademarks are the property of their respective owners.

—Financial Statements Attached—

Contact: Patty Szoka, CAO, Sagent Technology, Inc. at 650-815-3258 or pszoka@sagent.com

Sagent Technology, Inc.

Unaudited Condensed Consolidated Statements of Operations

(amount in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
License	$4,022	$4,779	$7,880	$10,895
Service	3,556	4,462	7,119	9,629

Total revenue	7,578	9,241	14,999	20,524

Cost of revenue:
License	584	473	1,055	1,087
Service	1,425	2,008	2,882	4,342
Impairment – licensed technology	-	1,240	-	1,240

Total cost of revenue	2,009	3,721	3,937	6,669

Gross profit	5,569	5,520	11,062	13,855

Operating expenses:
Sales and marketing	3,927	7,160	7,938	14,132
Research and development	2,278	3,277	4,480	6,702
General and administrative	1,076	1,241	2,291	2,576
Stock-based compensation	-	109	-	298
Restructuring cost (credit)	-	189	(5)	139

Total operating expenses	7,281	11,976	14,704	23,847

Loss from operations	(1,712)	(6,456)	(3,642)	(9,992)
Interest income (expense), net	(166)	9	(2,790)	27
Other income (expense), net	(30)	68	68	7

Net loss before income taxes	(1,908)	(6,379)	(6,364)	(9,958)
Provision for income taxes	160	175	331	319

Net loss	$(2,068)	$(6,554)	$(6,695)	$(10,277)

Basic and diluted net loss per-share	$(0.04)	$(0.14)	$(0.14)	$(0.22)

Shares used in computing basic and diluted net loss per-share	46,684	46,224	46,554	46,188

Sagent Technology, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amount in thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$4,830	$9,711
Restricted cash	100	875
Accounts receivable, net	7,453	6,957
Other current assets	1,106	2,202

Total current assets	13,489	19,745
Property and equipment, net	1,781	3,159
Goodwill, net	6,784	6,718
Other assets, net	386	1,638

Total assets	$22,440	$31,260

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,544	$2,811
Accrued liabilities	4,773	6,388
Deferred revenue	8,751	8,499
Current portion of capital lease obligations	84	1,380
Short-term debt	7,000	5,285

Total current liabilities	23,152	24,363
Other long-term liabilities	70	142

Total liabilities	23,222	24,505

Minority interest	-	366

Stockholders’ equity (deficit)
Common stock	47	46
Additional paid-in capital	135,346	135,778
Accumulated other comprehensive loss	(91)	(46)
Accumulated deficit	(136,084)	(129,389)

Total stockholders’ equity (deficit)	(782)	6,389

Total liabilities and stockholders’ equity (deficit)	$22,440	$31,260